Exhibit 4.7

LOCK-IN AGREEMENT

This Lock-In Agreement (this “Agreement”) dated as of 15 August, 2024 is made and entered into by and among Rezolve AI Limited, a private limited liability company registered under the laws of England and Wales with registration number 14573691 (the “Company”), and [x] (the “Holder”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement originally dated as of December 17, 2021 and amended on November 10, 2022 and further amended and restated as of June 16, 2023 (the “Business Combination Agreement” or “BCA”), by and among the Company, Rezolve Limited, a private limited liability company registered under the laws of England and Wales with registration number 09773823 (the “Original Company”), Rezolve Merger Sub, Inc., a Delaware corporation (the “Merger Sub”) and Armada Acquisition Corp. I, a Delaware corporation (“Armada”).

WHEREAS, as a condition to Closing occurring under the Business Combination Agreement, the Original Company, the Company and certain of the shareholders in the Original Company (the “Original Company Shareholders”) entered into a demerger support agreement dated 2024 pursuant to which they effected a demerger pursuant to section 110 Insolvency Act 1986 under which the Original Company entered into a voluntary winding up procedure and part of the Original Company’s business and assets, being all of its business and assets except for certain shares in the following entities, namely Rezolve Information Technology (Shanghai) Co Ltd and its wholly owned subsidiary Nine Stone (Shanghai) Ltd and Rezolve Information Technology (Shanghai) Co Ltd Beijing Branch and certain other excluded assets were transferred to the Company in exchange for the issue of shares in the capital of the Company for distribution amongst the Original Company Shareholders in proportion to their holdings of shares of each class in the Original Company (the “Pre-Closing Demerger”);

WHEREAS, the Company, the Original Company, Armada and Merger Sub are parties to the Business Combination Agreement, pursuant to which, among other things, after completion of the Pre-Closing Demerger, the Company is to reorganize its share capital (the “Reorganization”), and thereafter, Armada merged with and into Merger Sub (a wholly-owned subsidiary of the Company), with Armada surviving as a subsidiary of the Company (the “Merger”);

WHEREAS, in order to stabilize and facilitate an orderly market in the shares in the capital of the Company upon being admitted to The Nasdaq Stock Market, it is envisaged that all the shareholders of the Company (who have not entered into an investor rights agreement) shall agree not to dispose of their shares in the capital of the Company for a period of 180 days after the Closing Date (as defined below); and

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Affiliate” of any Person means any other Person which (i) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and (ii) as to any individual, in addition to any Person in clause (i), (a) any member of the immediate family of an individual Holder, including parents, siblings, spouse and children (including those by adoption), the parents, siblings, spouse, or children (including those by adoption) of such immediate family member, and, in any such case, any trust whose primary beneficiary is such individual Holder or one or more members of such immediate family and/or such Holder’s lineal descendants, and (b) the legal representative or guardian of such individual Holder or of any such immediate family member in the event such individual Holder or any such immediate family member becomes mentally incompetent; provided, however, that in no event shall the Company or any of its subsidiaries be deemed an Affiliate of any Holder. The term “control” (including the terms “controlling,” “controlled” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning given in the Preamble. “Armada” shall have the meaning given in the Preamble.

“Beneficial Ownership” have the meaning assigned to such terms in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the purposes of calculating any Holder’s Beneficial Ownership, rights and obligations under this Agreement shall not be taken into account.

“Business Combination Agreement” or “BCA” shall have the meaning given in the Preamble. “Closing Date” shall have the meaning given in the BCA.

“Company” shall have the meaning given in the Preamble.

“Confidential Information” shall mean all information (irrespective of the form of communication) received by or on behalf of a Holder or its Representatives from the Company, its Affiliates or their respective Representatives, through the Beneficial Ownership of Equity Securities or through the rights granted pursuant hereto, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Holder, its Affiliates or their respective Representatives, (ii) was or becomes available to such Holder, its Affiliates or their respective Representatives on a non-confidential basis from a source other than the Company, its Affiliates or their respective Representatives, or any other Holder or its Representatives, as the case may be, provided, that the source thereof is not known by such Holder or such of its Affiliates or their respective Representatives to be bound by an obligation of confidentiality to the Company or any of its Affiliates, or (iii) is independently developed by such Holder, its Affiliates or their respective Representatives without the use of any information that would otherwise be Confidential Information hereunder.

“Convertible Loan Notes” means the certain loan notes issued by the Company pursuant to that certain loan note instrument constituting up to $49,892,080 secured convertible Loan Notes, originally dated December 16, 2021 as amended and restated on November 21, 2022 and May 24, 2023 , as further amended on December 18, 2023 and December 29, 2023 and as further amended and restated on 26 January 2024, as the same may be amended and/or amended and restated from time to time and as novated to the Company by the Original Company in connection with the Pre-Closing Demerger.

“Convertible Promissory Loan Notes” means those certain convertible promissory notes issued on or around February 2, 2024 by the Company pursuant to subscription agreements originally dated on or around February 2, 2024 between the Original Company, the Company and each such Holder, as the same may be amended and/or amended and restated from time to time.

“Equity Securities” shall mean (i) all shares of capital stock of the Company, (ii) all securities convertible into or exchangeable for shares of capital stock of the Company, and (iii) all options, warrants or other rights to purchase or otherwise acquire from the Company shares of such capital stock, or securities convertible into or exchangeable for shares of such capital stock.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Holder” shall have the meaning given in the Preamble (and any Person to whom rights under this Agreement is assigned in accordance with Section 5.4).

“Law” shall mean any statute, law, ordinance, rule, treaty, code, directive, regulation, governmental approval (whether granted or required) or order, in each case, of any Governmental Authority.

“Lockup Period” shall mean the Initial Lockup Period (as defined in Section 2.1), as may expire earlier with respect to such portion of the 10% Lockup Shares in accordance with the terms of Section 2.1.

“Memorandum and Articles of Association” shall mean the Company’s Memorandum and Articles of Association, effective as of the Closing Date, as may be amended or amended and restated.

“Merger” shall have the meaning given in the Recitals.

“Merger Sub” shall have the meaning given in the Preamble.

“Ordinary Shares” shall mean the ordinary shares in the capital of the Company.

“Permitted Transferee” means, with respect to a Holder, (a) any of its Affiliates or any related or controlled fund or sub-fund, partnership or investment vehicle or any general partner, managing limited partner or management company who holds or manages any business of, or whose business is held or managed by, that Holder or any of its Affiliates or (b) any other person with the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned). With respect to a Holder that is an individual, a “Permitted Transferee” shall also include (x) as to any member of such Holder’s immediate family, or to a trust for the benefit of Holder or any member of Holder’s immediate family, the sole trustees of which are such Holder or any member of such Holder’s immediate family or (y) by will, other testamentary document, under the laws of intestacy or by virtue of laws of descent and distribution upon the death of Holder. In all cases, a Permitted Transferee, shall concurrently with any assignment, transfer or conveyance of Locked-In Securities execute a counterpart to this Agreement or a joinder agreeing to become a party to this Agreement.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Authority or any other entity.

“Locked-In Security” shall mean (i) any outstanding Ordinary Shares, and (ii) any other Equity Security (including the Ordinary Shares issued or issuable upon the exercise of any other Equity Security) of the Company held by a Holder as of the Closing Date (including the Ordinary Shares issued by the Company pursuant to the Pre-Closing Demerger, the Reorganization, the Business Combination Agreement).

“Representatives” shall have the meaning given in Section 3.1(a).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Trading Price” shall mean the trading price of the Ordinary Shares reported on The Nasdaq Stock Market LLC, the New York Stock Exchange or other national stock exchange (or if not then reported on a national exchange, the average bid and ask price as reported on an over-the-counter bulletin board, “pink sheets” or other quotation service).

“Warrants” means the warrants issued by the Company to certain persons who advanced Convertible Promissory Loan Notes pursuant to a warrant instrument dated 15 August 2024, as the same may be amended and/or amended and restated from time to time.

ARTICLE II

LOCKUP

Section 2.1 Lockup. For the 180 day period after the Closing Date (the “Initial Lockup Period”), the Holder will not:

2.1.1 sell, offer to sell, contract or agree to sell, hypothecate, pledge (except as collateral to any financing source in the ordinary course), grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Locked-In Securities,

2.1.2 enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Locked-In Securities, in cash or otherwise, or

2.1.3 publicly announce any intention to effect any transaction specified in section 2.1.1 or 2.1.2,

provided, that the foregoing shall not prohibit the transfer of Locked-In Securities to a Permitted Transferee, but only if such Permitted Transferee shall concurrently execute this Agreement or a joinder agreeing to become a party to this Agreement and except, that, with respect to ten percent (10%) of the Locked-In Securities (the “10% Lockup Shares”), the Initial Lockup Period shall expire earlier as follows: (x) with respect to one-third of the 10% Lockup Shares, on the date on which the Trading Price is greater than $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)- trading day period, (y) with respect to an additional one-third of the 10% Lockup Shares, on the date on which the Trading Price of the Ordinary Shares is greater than $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period; and (z) with respect to the remaining one-third of the 10% Lockup Shares, on the date on which the Trading Price of the Ordinary Shares is greater than $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period.

Notwithstanding the foregoing, (i) the provisions of this Section 2.1 shall not apply to any Ordinary Shares issued pursuant to the conversion of the Convertible Loan Notes, the Convertible Promissory Loan Notes and the exercise of the Warrants (although, no assurances are made as to whether, when or at what price the Holder will be able to sell, transfer or otherwise dispose of such Ordinary Shares even though not subject to the provisions of this Section 2.1), and (ii) the Company (at it sole discretion) may consent to any Holder selling, transferring or disposing of any number of Locked-In Securities from time to time during the Initial Lockup Period.

ARTICLE III

CONFIDENTIALITY AND ANNOUNCEMENTS

Section 3.1 Confidentiality. Each Holder hereby agrees that all Confidential Information with respect to the Company shall be kept confidential by it and shall not be disclosed by it in any manner whatsoever, except as permitted herein; provided, however, that without limiting any other confidentiality obligations to which any Holder may be subject, this Section 3.1 shall not apply to any Holder who is an employee or officer of the Company. Notwithstanding anything contained in this Agreement or any additional confidentiality obligations to the Company or its or any Holder may be bound, Confidential Information received by each Holder may be disclosed:

(a) with respect to any Holder, to its Affiliates or its or their respective directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) (such Persons, collectively, with respect to any Person, such Person’s “Representatives”); provided such Representatives owe a contractual or other duty of confidentiality to such Shareholder Party or any of its Affiliates with respect to any Confidential Information so disclosed;

(b) by each Holder and each of its Representatives, to the extent the Company consents in writing; and

(c) to the extent required by Law or the rules of any stock exchange upon which such Holder’s or any of its Affiliates’ securities are listed or traded or as requested or required by any Governmental Authority; provided, however, that, prior to making such a disclosure, such Person has, to the extent practicable and permitted by Law, consulted with the Company regarding the scope, timing and contents of such disclosure.

Section 3.2 Announcements. Prior to making any public announcement of information which the Company reasonably believes, prior to its public disclosure, may constitute material non-public information or inside information with respect to any Holder that has securities listed or traded on any stock exchange, the Company shall use commercially reasonable efforts to consult with such Holder regarding the scope, timing and contents of such announcement and, if reasonably requested by such Holder in writing, to the extent permitted by Law, cooperate with such Holder in the reasonable coordination of such announcement, in each case so as to permit such Holder to comply with its obligations under applicable securities Laws and rules of such stock exchange with respect to dissemination of information.

ARTICLE IV

TERMINATION

Section 4.1 Termination. This Agreement shall terminate with respect to a Holder upon the earliest date upon which: (a) the Initial Lockup Period expires, and (b) on which neither such Holder nor any of its permitted assignees hold any Locked-In Securities.

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 5.1.):

If to the Company, to it at:

Rezolve AI Limited

Attention: Dan Wagner

E-mail: danwagner@rezolve.com

with a copy (which shall not constitute notice) to:

Taylor Wessing LLP - Hill House, 1 Little New St, London EC4A 3TR

Attention: Robert Fenner

Email: r.fenner@taylorwessing.com

If to a Holder, to the address or email address set forth for Holder on the signature page hereof.

Section 5.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 5.4 Assignment; No Third-Party Beneficiary.

5.4.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.4.2 Prior to the expiration of the Lockup Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Locked-In Securities by such Holder to a Permitted Transferee (subject to subsection 5.4.4).

5.4.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holder, which shall include Permitted Transferees, except as provided in subsection 5.4.4

5.4.4 Notwithstanding the foregoing, no Holder may assign its rights under Article IV and Article V.

5.4.5 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 5.5.

5.4.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.5 shall be null and void.

Section 5.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and its respective permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.6 Governing Law and jurisdiction.

5.6.1 The governing law of this Agreement, and of any claim, dispute or issue arising out of or in connection with this Agreement or its subject matter (including non-contractual claims, disputes or issues), shall be that of England and Wales.

5.6.2 The courts of England and Wales shall have exclusive jurisdiction to settle any claim, dispute or issue between the parties whether arising out of or in connection with this Agreement or its subject matter, or otherwise (including non-contractual claims). The parties irrevocably submit to such jurisdiction and waive any objection to it, on the ground of inconvenient forum or otherwise. No party shall oppose the recognition or enforcement of a judgment, order or decision of those courts in respect of any such claim or dispute by the courts of any state which, under the laws and rules applicable in that state, are competent or able to grant such recognition or enforcement.

Section 5.7 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 5.9 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

Section 5.10 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Company. Notwithstanding the foregoing, the consent of a Holder to an amendment will not be required to the extent that such amendment does not adversely impact the rights and obligations of such Holder under this Agreement.

(Next Page is Signature Page)

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:
REZOLVE AI LIMITED

By	/s/ DANIEL WAGNER
Name: DANIEL WAGNER
Title: CEO

[Signature Page to Lock-in Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

SIGNED by [x] by their attorney DANIEL MAURICE WAGNER under a power of attorney dated 25 May 2024

Address: 13 Queensdale Place, London, W11 4SQ, United Kingdom
Email:[x]

[Signature Page to Lock-in Agreement]